Exhibit 10.51
COAL MINING LEASE — CROW TRIBAL LANDS — COAL LEASE
This CROW TRIBAL LANDS COAL LEASE (hereinafter “Coal Lease”), made and entered into this 13th day of February, 2004, to be effective thirty (30) days after the date upon which Westmoreland exercises its option under Section 3.2 of the Exploration Agreement (hereinafter referred to as the “Effective Date of this Coal Lease”), between the CROW TRIBE OF INDIANS, Crow Agency, Montana 59022 (hereinafter “Lessor”), and WESTMORELAND RESOURCES, INC., a corporation organized under the laws of the state of Delaware, with its principal place of business at P.O. Box 449, Hardin, Big Horn County, Montana (hereinafter “Lessee”).
W I T N E S S E T H:
Lessor and Lessee, in consideration of these premises and for other valuable consideration herein provided, hereby agree as follows:
ARTICLE 1 INDIAN MINERAL DEVELOPMENT ACT
This Lease is entered into pursuant to the terms of the Indian Mineral Development Act of 1982.
ARTICLE 2 INCORPORATION OF EXPLORATION AGREEMENT
This Coal Lease is executed pursuant to and is expressly made subject to the terms and conditions of that certain Exploration and Option to Lease Agreement (herein the “Exploration Agreement”) executed contemporaneously with this Coal Lease by and between Lessor and Lessee. The definitions, terms, and conditions set forth in the Exploration Agreement, and all provisions listed in Section 27.2 thereof, are incorporated herein by reference. Where there is a conflict between the terms of the Exploration Agreement and this Coal Lease, the terms of this Coal Lease shall prevail.
ARTICLE 3 LEASE OF INDIAN LAND
Lessor, for and in consideration of the payments described in the Exploration Agreement, and in consideration of the rents and royalties to be paid by Lessee to Lessor hereunder, does hereby grant, demise, lease, and let exclusively to Lessee, its successors and assigns, for the sole purpose of mining Coal, all of Lessor’s right, title, and interest in that tract of land (hereinafter the “Leased Premises”) identified as the Mining Area in accordance with the terms and conditions of Section 8 of the Exploration Agreement, and the use of the surface and subsurface overlying the same, in, under and upon the Leased Premises, together with the right to exercise and conduct Mining Rights and Mining Activities thereon and therein.

ARTICLE 4 DEFINITION OF “MINING RIGHTS”
“Mining Rights,” as used herein, shall mean all necessary or convenient rights and privileges incident to the mining, storing, processing, and shipping of Coal under this Coal Lease or any Coal acquired pursuant to Article 15, including, but not limited to, the right to mine, remove, transport, and process Coal in, on, or under the Leased Premises by any method; the right to market, sell, and ship coal removed; the right to use Tribal Lands leased hereunder to construct, maintain, and operate roadways, railroads, sidetracks, switches, haul ways, dams, substations, buildings, processing plants, tipples, water drainage courses and conveyors, and any other improvements or structures necessary or convenient to accomplish the purpose of this Coal Lease; the right to use and transport water developed by Lessee and any other water made available to the Lessee on the Leased Premises; the right to enter in accordance with applicable law upon the surface of the Leased Premises from time to time with tools, equipment, and machinery for the purpose of drilling, taking core samples, surveying, mapping, and performing environmental research; the right to pump and discharge water; the right to transport, without further charge, rent, or royalty, over and through the Leased Premises and over and through the Crow Reservation from the Leased Premises, personnel, materials, supplies, and Coal, including coal mined from other properties now or hereafter leased; the right to make such other use of the Leased Premises as shall be necessary and convenient for the mining, transporting, storage, and processing of Coal, Coal refuse, and by-products; the right to do all things necessary and convenient to satisfy all applicable legal requirements for environmental protection and reclamation during and after Mining Activities; the right to ingress and egress to the Leased Premises, including the right to construct, maintain, and operate access roads, power lines, telephone lines, pipelines, and railroads to and in the Leased Premises, the right to remove Lessee’s improvements, fixtures, and equipment at the conclusion of mining or reclamation, all without further charge, rent, or royalty, except as otherwise provided in the Exploration Agreement.
Subject to the provisions of Article 17 of this Coal Lease, any rights-of-way across Crow Reservation land shall be granted in accordance with applicable federal laws and regulations governing rights-of-way across Indian land.
The parties further agree that any off-lease Mining Rights to be exercised by the Lessee shall be reasonable and necessary and shall be utilized by Lessee in accordance with all applicable federal regulations, other than those waived by the Secretary where waiver is found to be in the best interests of the Lessor and is otherwise appropriate to effectuate the terms and conditions of this Coal Lease. The parties further agree that Lessee will take whatever measures it deems necessary to obtain whatever additional rights or interests may be necessary for the uses of lands described in this Article from the owner or owners of the surface estate other than the Lessor. The parties understand that the Lessor grants to the Lessee only those rights and interests in the surface estate within the Leased Premises that it owns or controls and will cooperate with Lessee in Lessee’s efforts to obtain additional surface rights as provided in the Exploration Agreement.
ARTICLE 5 COVENANT OF QUIET ENJOYMENT
Lessor covenants that the Lessee, upon complying with the terms, conditions, covenants, and agreements hereof, shall have quiet and peaceful possession and enjoyment of the Leased Premises and the Mining Rights granted herein.

ARTICLE 6 TERM
This Coal Lease is granted for a primary term of ten (10) years from the Effective Date of this Coal Lease, and for so long thereafter as the Coal is being produced by Lessee in “Paying Quantities,” but the period for mining shall not exceed twenty-five (25) years from the date of the first Coal delivery from the Leased Premises, plus any adjustment for Force Majeure. As used in this Article, the term “Paying Quantities” means that, by midnight of the last day of the primary term of the Exploration Lease, the Lessee has commenced and thereafter continues the primary removal of Coal intended for sale and upon which royalties will be paid, subject to the provisions of Force Majeure contained in Article 31 of this Coal Lease.
No Coal may be mined from the Leased Premises after the end of such twenty-five (25) year period, as extended by Force Majeure. However, after the end of the twenty-five (25) year period for mining or, when prior thereto, mining on the Leased Premises otherwise ceases, this Coal Lease shall continue for as long as is necessary to allow Lessor to conduct activities necessary or appropriate to reclaim the land, salvage equipment, and comply with applicable laws and regulations. Reclamation shall be deemed complete at time of final bond release. If, at the end of twenty-five (25) years, there is mineable Coal remaining within the Leased Premises that would be sterilized, bypassed, or forever forsaken by the termination of mining of Coal by Lessee, adjustments to this termination date may be made by the mutual consent of Lessor and Lessee.
ARTICLE 7 ROYALTY PAYMENTS
7.1 Minimum Royalty. Lessee shall pay, or cause to be paid, a royalty to the Superintendent for the use and benefit of Lessor, on or before the twenty-fifth (25th) day of each calendar month during the term hereof on all Coal mined and shipped from the Leased Premises during the preceding calendar month. The amount of minimum royalty, hereinafter “Minimum Royalty,” paid shall be an amount per ton equal to 6.5% of the sales price per ton sold and delivered F.O.B. Mine at loadout into or onto a Carrier, hereinafter “Sales Price.” The Minimum Royalty of 6.5% may be increased as provided in provision 7.3 below.
7.2 Additional Royalty. Lessee shall pay, or cause to be paid, an additional royalty to the Superintendent for the use and benefit of Lessor, on or before the twenty-fifth (25th) day of the calendar month following each calendar quarter during the term hereof on all Coal mined and shipped from the Leased Premises during the preceding calendar quarter. The amount of additional royalty shall be determined as follows:
a.
Lessee shall determine the Sales Price less Minimum Royalty and any production taxes, hereinafter “Base Price.” The Base Price is determined using the formula and methodology set forth in Appendix A attached hereto. The production tax components shown in Appendix A are those currently in effect. If, in the future, taxes levied and payable change, taxes in effect at the time of sales will be included in the formula and methodology used in determining Base Price. The amount of additional royalty shall be equal to one-third (1/3) the increase in the Base Price per ton above $5.157 per ton, hereinafter “Initial Base Price.” The Initial Base Price was determined using the formula and methodology set forth in Appendix A for a Sales Price of $7.38 per ton.

b.
The Initial Base Price of $5.157 per ton is effective July 1, 2004, and will be adjusted quarterly thereafter on January 1, April 1, July 1, and October 1 during the term hereof, hereinafter the “Adjustment Date.” The Initial Base Price as adjusted shall be used to determine the additional royalty for the quarter preceding the Adjustment Date. The Initial Base Price shall be adjusted to reflect 85% of any increase in the “GDP-IPD” in accordance with the definitions, formula, and methodology set forth in Appendix B attached hereto and effective on the Adjustment Date.

c.
After April 1, July 1, October 1, and January 1 each year during the term hereof, the Lessee shall determine the Base Price for all Coal mined and shipped on a year-to-date basis during all of the previous quarters for the calendar year. The additional royalty due for all Coal mined and shipped on a year-to-date basis will then be computed. The additional royalty due for the previous quarter will then be equal to the total additional royalty as computed on a year-to-date basis less the additional royalty payments paid for all quarters during the current year prior to the quarter being paid. Appendix C hereto attached shows an example of the formula and methodology for determining the additional royalty payment for a quarter.

7.3 Royalty Offset. If the amount of taxes payable to the Crow Tribe is reduced for any reason (including, but not limited to, a reduction in the Montana tax rates) after this Coal Lease takes effect, the Minimum Royalty provided in Article 7.1 and payable to the Crow Tribe shall be increased by an amount necessary to offset the reduction in taxes, so that the total taxes and royalty paid to the Crow Tribe equals the current taxes in existence in 2003, plus the royalty otherwise payable under this Coal Lease; provided, however, that the maximum royalty rate shall not exceed 12.5% of the Sales Price; and provided further that if Westmoreland notifies the Crow Tribe that the increased royalty will result in serious difficulty in marketing the coal, or loss of sales under current long term coal sales agreements, the Crow Tribe will negotiate in good faith on reducing the amount of increase in the royalty rate. If a tax increase occurs, following a tax reduction and royalty increase per this section, then there will be a commensurate royalty reduction, so that the total taxes and royalty paid remains as provided in the first sentence of this Section 7.3.
7.4 Royalty Cap and Additional Royalty Adjustment. Notwithstanding Sections 7.1, 7.2, or 7.3, the total royalty paid to Lessor from the mining operations under this Coal Lease shall never exceed 12.5% of the Sale Price.
7.5 Measure of Quantity for Royalty Payment. The quantity of all Coal mined and shipped by the Lessee shall be determined by railroad or truck scales, belt weightometers, or other means mutually agreed upon.

7.6 Royalty Payments. All royalty payments and reports shall be made according to the applicable federal regulations governing royalty payments for Indian coal. Where the express terms of this Agreement differ from any provisions of the applicable federal regulations, the terms of this Agreement shall control. This method of payment shall also apply to the Annual Rental and surface rental payable pursuant to Articles 9 and 10 of this Coal Lease, and to royalties payable under the Tract III Lease as provided in section 6.1 of the Exploration Agreement.
ARTICLE 8 TAX
Lessee shall pay, or cause to be paid, to the Superintendent for the use and benefit of Lessor, a tax on its mining operations as follows:
8.1 Exploration Agreement. All tax provisions in the Exploration Agreement, including, without limitation, Sections 15, 17, and 19, shall apply to all mining and Mining Activities undertaken pursuant to this Coal Lease.
8.2 Tax Obligation and Calculation. On Coal mined and shipped from the Mining Area pursuant to this Coal Lease, Lessee will from time to time pay to the Lessor a tax equal to the Montana coal severance tax existing at the time the Exploration Agreement is executed and applicable to the mining of Coal generally within the state of Montana and a tax equal to the Montana state gross proceeds tax existing at that time and applicable to the mining of Coal generally within the state, less whatever amount is required to be paid in severance and gross proceeds taxes to the state of Montana or its political subdivisions. The tax shall be levied on the Sales Prices of Coal as defined in Section 7.1, less any applicable deductions.
Compliance with the terms of this Coal Lease shall satisfy any obligation which Lessee may have now, or at any time hereafter, to pay any severance or other tax to Lessor pursuant to any tax ordinance which now exists or may be adopted by Lessor hereafter. Lessor shall not attempt to assess or collect any tax or other amount from Lessee except as provided for in this Coal Lease or the Exploration Agreement.
Nothing in this Lease is to be construed as an admission that Montana has any right to tax coal on the Crow Reservation. In the event the Crow Tribe litigates this issue, Lessee will cooperate reasonably to provide information to the Lessor.
8.3 Maximum Tax. The amount of tax payable to Lessor under provision 8.2 will not exceed the amount that otherwise would be payable by a Coal operator on non-tribal lands to Montana or its political subdivisions, giving effect to all allowable deductions and credits, if Lessor’s activities were fully taxable by Montana or its political subdivisions.
8.4 Reporting and Payment. Lessee shall provide to the Lessor all of the information that Lessee may be, or otherwise would be, required to provide to the state of Montana or its political subdivisions in satisfaction of the requirements of Montana’s severance tax law and gross proceeds tax law at the same time that such information is, or otherwise would be, provided to the state of Montana or to its political subdivisions. Lessee shall pay any amounts due to the Lessor under this Article, and provide an accounting of, and explanation for, said amounts, at the same time that Montana’s severance and gross proceeds taxes are being, or otherwise would be, paid. The confidentiality provisions of Article 18 shall apply equally to this Article. All tax payments shall be made according to the applicable federal regulations governing royalty payments for Indian coal. Where the express terms of this Agreement differ from any provisions of the applicable federal regulations, the terms of this Agreement shall control.

8.5 Changes in Rate of Tax.
a.
Tax Reduction. In the event that either the Montana state severance tax or gross proceeds tax should be repealed or reduced below its current level, then amounts paid by Lessee under Section 8.2 shall be reduced accordingly. Further, an adjustment to royalty will be made in accord with Article 7. In addition, the parties shall have the rights provided herein below:

(1)
Lessor may require Lessee to negotiate with Lessor on the amount of severance and/or gross proceeds taxes, if any, which Lessee will pay to the Lessor by giving Lessee notice of an intent to renegotiate this provision with respect to a severance tax and/or gross proceeds tax within ninety (90) days (unless otherwise agreed) after the effective date of the act of the Montana legislature or after action of any Montana political subdivision effecting such reduction.

(2)	Unless otherwise agreed, negotiations shall commence within thirty (30) days after Lessee’s receipt of the Lessor’s notice of intent to renegotiate.

(3)
Lessee’s obligation to pay a severance and/or a gross proceeds tax to Lessor under this Coal Lease shall be suspended during the period of renegotiation from the last day of the month in which the intent to renegotiate is received by Lessor. If tax rates are established by agreement as a result of renegotiation, then Lessee shall pay Lessor a tax or taxes based on those rates retroactive to the time of suspension of payment under this Coal Lease.

b.
Procedure for Renegotiation Impasse. In the event Lessor and Lessee are unable to reach an agreement on the amount of taxes to be paid to the Lessor within sixty (60) days of the commencement of negotiations provided for in 8.5a.(1) (excluding time required to seek approval of any such agreement at the next meeting of Lessor’s Tribal Legislature), then, unless otherwise agreed, either Lessor or Lessee may resolve the issue of the proper amount of taxes payable by Lessee to Lessor under this Coal Lease through binding arbitration. The arbitration procedure shall be that provided in the Exploration Agreement at Section 26. The arbitrators shall be asked to arrive at a reasonable rate of severance and gross proceeds tax which, when combined with the royalty received by the Crow Tribe, accomplishes the following goals: provision to Westmoreland of a reasonable profit and rate of return on its investment, when compared with similar (including non-tribal) mining operations located within Lessee’s market area; while providing a reasonable return to the Crow Tribe from the mining of its mineral assets in the form of royalty and severance and gross proceeds taxes.

ARTICLE 9 ANNUAL RENTAL
Lessee shall pay, or cause to be paid, for the use and benefit of Lessor, in advance, beginning with the date of approval of this Coal Lease by the Secretary, as annual rental, One Dollar and 0/100 ($1.00) per acre for the first lease year, and subsequently One Dollar and 0/100 ($1.00) per acre per year, payable in advance on or before the first day of each lease year, for each and every year during the continuance of this Coal Lease. The rent is not to be credited on royalties accruing to Lessor under this Coal Lease. If this Coal Lease is surrendered or cancelled, no part of any advance rental shall be refunded to Lessee, nor shall the surrender or cancellation relieve Lessee from the obligation to pay the advance rental when it becomes due, on any portion of the Lease that is retained.
ARTICLE 10 SURFACE LEASE
Lessee shall pay a separate surface rental on all surface property owned by Lessee within the Mining Area of one dollar and 0/100 cents ($1.00) per acre per year.
ARTICLE 11 PREVENTION OF WASTE
Lessee shall carry on development and operations in a workmanlike manner and agrees to the following: to neither commit nor suffer waste to be committed upon the land leased; to comply with applicable laws of the United States; and to surrender and return promptly the premises upon the termination of this Coal Lease to whoever is lawfully entitled thereto. If Lessee is in compliance with applicable federal laws and regulations and mining in accord with approved mining plans and permits, including the Resource Recovery and Protection Plan, it shall be deemed to be in full compliance with its obligation to prevent waste and to mine in a workmanlike manner.
If the payments agreed upon in this Coal Lease have been made and the other lease terms and applicable regulations have been complied with, the office fixtures and records, personal property, tools, pumping and drilling equipment, boilers, engines and mining machinery, facilities and equipment, and all other personal property and improvements on the leased land (except the Lessor’s property) may be removed by the Lessee as soon as practicable after the Coal Lease expires by forfeiture or otherwise.
ARTICLE 12 FORESTS, CROPS, AND GRAZING
The Lessor agrees that with respect to any surface property rights acquired by Lessee in the Leased Land, or acquired by Lessee for Lessor as provided in Article 15, Lessee may remove any timber, crop, or improvements to the extent convenient for Mining Activities without compensation for same to Lessor.
With respect to any surface owned by the Tribe and under lease pursuant to this Agreement, Lessee will reasonably compensate the Tribe for any forest, crops, or grazing damage or removal in the year it occurs, and for any diminution in value due to mining assessed as of the completion of final reclamation (i.e., final bond release).

ARTICLE 13 ENVIRONMENTAL PROTECTION AND SURFACE RESTORATION
Lessee’s mining operations shall be conducted in accord with all applicable federal laws regarding protection of the environment, reclamation, and restoration of mined areas. Westmoreland’s compliance with said laws shall constitute full compliance with any obligation Westmoreland has to the Crow Tribe concerning pollution, pollution control or abatement, environmental protection, control or abatement, mining procedures, reclamation, reclamation procedures, results, mining plans, protection of persons or property, and any other issue addressed by said laws or regulations. The parties recognize the Crow Tribe’s legal position that the State of Montana lacks jurisdiction to regulate Westmoreland’s activities under this Agreement that occur on or affect lands within the exterior boundaries of the diminished Reservation (which include all of the Prospect Area and Mining Area), while the State asserts jurisdiction to regulate Westmoreland’s activities outside the boundaries of the diminished Reservation (including Westmoreland’s existing mining operations on Tract III within the “ceded strip”).
The Lessee shall comply with all applicable requirements of the law, including the Surface Mining Control and Reclamations Act of 1977, and all regulations promulgated thereunder, including those codified at 30 CFR part 750.
Lessee recognizes that the Crow Tribe may seek and be granted legal authority pursuant to federal law (including future acts of Congress) to operate and administer certain environmental regulatory programs within the Crow Indian Reservation that would otherwise be operated or administered by federal agencies, including, but not limited to, SMCRA and the Clean Water Act. Lessee will not take any actions opposing the Tribe’s efforts to obtain such authority. If at any time in the future the Crow Tribe gains the legal right and ability to regulate those activities described above in this Article 13, and desires to establish and undertake such regulation, Lessee agrees to negotiate in good faith to amend this Agreement to allow such regulation of its activities upon such terms as shall guarantee: (a) no net increase in Lessee’s costs; (b) no duplication, overlap, inconsistency, or conflict with, between, or among competing laws and regulations issued and applied by any other government with the right and power to impose such regulation; and (c) Lessee shall not be subjected to inspection, regulation, and enforcement by more than one governmental entity.
ARTICLE 14 USE OF LANDS OUTSIDE THE LEASED PREMISES
Subject to Article 4 of this Coal Lease, Lessee shall be entitled to make use of tribal surface lands lying outside the Leased Premises reasonably required for Mining Activities on the Leased Premises, including, but not limited to, the construction, operation, and maintenance of roads, power lines, railroads, conveyors, and any road easements required for landowner access. Lessee shall, to the extent deemed by it to be reasonably feasible and prudent, utilize such lands in a manner which will minimally impact the Lessor’s use of such lands, including mining operations conducted by others.

Lessee shall at all times be required to comply with the federal laws and regulations governing rights-of-way across Indian lands, unless waived in accordance with Article 4 of this Coal Lease. Notwithstanding any provision of this Coal Lease or the Exploration Agreement, any rights-of-way across tribal land shall be granted by the Crow Tribe without further charge or compensation, in consideration of the payments made to the Lessor under this Coal Lease and the Exploration Agreement. However, if the Secretary or the Lessor should ever require the Lessee to pay compensation for any right-of-way across tribal land, then there is hereby granted to the Lessee a credit, against any tribal taxes due hereunder, equal to the amount of any compensation Lessee is required to pay.
ARTICLE 15 ACQUISITION OF NON-TRIBAL COAL AND SURFACE RIGHTS BY LESSEE
15.1 Acquisition. When requested by Lessee, Lessor shall assist Lessee in acquiring the rights to utilize whatever surface land or interests in lands within the Crow Reservation Lessee deems necessary or convenient for Mining Activities.
15.2 Transfer of Surface Rights to Lessor.
a.
Lessee may acquire and maintain ownership of surface lands within the Crow Reservation owned by persons or entities other than the Crow Tribe to the maximum extent possible while remaining in compliance with the limitations on land ownership contained in any relevant and applicable federal law. Any surface lands within the Crow Reservation necessary or convenient for Mining Activities in excess of permissible acreage limitations may first be acquired by Lessor, and leased back to the Lessee at the surface rental rates specified in this Coal Lease.

If Lessor declines to acquire such lands, then such lands may be acquired by Lessee for Lessor, such acquisition to be evidenced by an appropriate deed in Lessor’s name. Lessor shall then execute and deliver a lease of said lands back to Lessee which grants Lessee all rights to use provided in this Coal Lease and the Exploration Agreement, without cost, (except as otherwise provided for in this Coal Lease or the Exploration Agreement) any and all of the land and any water rights associated with such land for Mining Activities until the Mining Activities on that land have been completed, and all uses by Lessee for any purposes connected with mining or reclamation cease. The term of said lease shall run concurrently with the term of this Coal Lease. Lessee shall provide Lessor with copies of any data, information or materials in its possession relative to title to the lands conveyed.

b.
The mechanism provided in this Article for the acquisition of surface rights may also be used by Lessee to acquire surface lands within the Crow Reservation which are outside the Mining Area for the purpose of exchanging said lands for lands within the Mining Area.

c.
With respect to any surface lands acquired and owned by Lessee pursuant to provision 15.2.a. of this Coal Lease, Lessee shall, at the end of the term of this Coal Lease, convey the same to the Crow Tribe. However, this provision will not prevent Westmoreland from acquiring property within the boundaries of the Crow Reservation for the purpose of swapping or trading for other property in order to allow Westmoreland to acquire title to surface within the Mining Area. Property acquired by Westmoreland for that purpose, and eventually used for that purpose, shall not be conveyed to the Crow Tribe. Further, to facilitate acquisition of property needed for Mining Activities, Westmoreland may encumber any property it acquires within the Crow Reservation or any property acquired by it for or in the name of the Crow Tribe with access road easements in favor of Westmoreland (for Mining Activities) or private owners as may be needed to arrange land swaps or purchases, for acquisition by Westmoreland of surface rights needed for Mining Activities.

d.
Lessee reserves the right to burden any property acquired and conveyed pursuant to this Article with easements for road access in favor of Lessee or private landowners (to the extent required to obtain surface rights needed for Mining Rights).

ARTICLE 16 TRANSFER OF LANDS BY LESSOR
The Lessor shall retain the right to sell, lease, trade, transfer, or otherwise convey any of the lands covered by this Coal Lease, including the Perimeter Area lands. Any such conveyance shall, however, be subject at all times to the rights of Lessee provided in this Coal Lease and the Exploration Agreement, including Article 23 of this Coal Lease.
ARTICLE 17 MINE OPERATIONS-ROADS AND WATER
17.1 Existing Roads. To the extent it may do so, the Lessor grants to Lessee the right to use any existing public roads on the Crow Reservation and the right to improve such roads. Subject to the provisions of Article 4 of this Coal Lease and compliance with applicable laws and regulations governing rights-of-way across Indian lands, Lessor shall also grant to Lessee the right to construct, maintain, and use new roads within the Crow Reservation to facilitate activities contemplated by this Coal Lease.
Before Lessee paves or improves any existing road, or constructs a new road which provides a link to an existing road providing access beyond the Leased Premises, the Lessor shall be notified of the plan for such road. The location and construction of any new roads shall require the consent of the Lessor and Secretary pursuant to applicable federal law, provided that the Lessor’s consent may not be unreasonably withheld.
Lessee will not dedicate any road constructed by it within the Leased Premises for public use and such roads will be marked with signs indicating that they are only for private use unless Lessor determines that such road is needed as a public road, subject, however, to the consent of Lessee.

Upon expiration of this Coal Lease, or at such times as the roads constructed on the Leased Premises are no longer needed by Lessee for the activities contemplated under this Coal Lease, the rights granted by Lessor to Lessee to use such roads shall cease. Such roads shall then vest solely in the Lessor or surface owner, which shall assume all further responsibility for the upkeep and maintenance of such roads, to the maximum extent allowed by law.
17.2 Water. The Lessor grants to Lessee the right to use any tribal water rights Lessor may have appurtenant to the Leased Premises for Mining Activities. Lessee may use surface or subsurface water for Mining Activities, regardless of the manner of its occurrence, including groundwater and pit water; except that any water and/or wastewater disposal shall be in compliance with applicable laws and regulations. Lessee may drill at its expense any necessary water wells on land covered hereby; provided such well shall not affect the quality or quantity of water being used for domestic, livestock, irrigation, or other existing tribal purposes, and further provided that Lessee obtain any Crow Tribal permits required for water well drilling on the Crow Reservation.
ARTICLE 18 MONTHLY STATEMENTS
Lessee shall keep an accurate record of mining operations, showing for each month the total sales and amounts of Coal mined and sold. Lessee shall furnish the Superintendent and Crow Tribal Mineral Office monthly reports of these matters before the twenty-fifth (25th) day of the succeeding month.
An audit of Lessee’s accounts and books shall be made annually or at any time directed by the Superintendent, by a certified public accountant approved by the Secretary or the Secretary’s authorized representative and at the expense of Lessee. Lessee shall furnish, through the Superintendent, a free copy of the audit to the Secretary or the Secretary’s authorized representative and Crow Tribal Mineral office promptly after the completion of each audit.
Lessor acknowledges that much of the information described in this Article is trade secret information of potential benefit and use to Lessee’s business competitors and, therefore, agrees to keep all information strictly confidential to the maximum extent allowed by law.
ARTICLE 19 REGULATIONS
Lessee shall abide by and conform to any and all legal and enforceable regulations of the Secretary now or in the future in force relative to the Coal Lease. Neither the rate of royalty, nor the annual rental, nor the term of the Coal Lease may be changed by a future regulation without the consent of the parties to this Coal Lease.
ARTICLE 20 ASSIGNMENT OF LEASE
Lessee shall not assign this Coal Lease or sublet any portion of the Leased Premises, except with the approval of the Secretary. Notwithstanding this limitation, Westmoreland may assign to an Operating Subsidiary without the approval of the Crow Tribe or the Secretary as provided in 25.1 of the Exploration Agreement.

ARTICLE 21 BOND
Lessee agrees to furnish such bonds as may be required by law to conduct Mining Activities under this Coal Lease.
ARTICLE 22 INSPECTION
The Leased Premises, producing operations, and appurtenances of the Lessee may be inspected by the Lessor and its agents or any authorized representative of the Secretary.
ARTICLE 23 DISPOSITION OF OTHER RESOURCES
Lessor, along with the United States, retains the right to grant to other persons, firms, or corporations oil and gas leases (including methane gas), mineral leases (other than coal) or licenses, or exploration rights for oil, gas or other minerals (other than coal) or rights-of-way incident thereto, on the Mining Areas and Facilities Area, all of which will be made subordinate and subject to Lessee’s rights specifically granted herein. Such oil, gas, and minerals activities (other than coal) may be carried out concurrently with Mining Activities hereunder; provided, however, that such operations shall not interfere in any way with Mining Activities hereunder and no permanent fixture will be placed on, and no mining or drilling activity undertaken in, an active or planned Mining Area without Lessee’s prior written approval. Any coal bed methane leases granted by Lessor covering lands covered by this Coal Lease shall provide that any attempts to drill for coal bed methane on the acres leased must be done in a manner that will not interfere in any way with Lessee’s operation, present or future, or sterilize any coal reserves.
ARTICLE 24 SURRENDER AND TERMINATION
Lessee may at any time terminate this Coal Lease or any part thereof upon the payment of all rentals, royalties, and other obligations then due to the Lessor and a surrender fee of Five Dollars and 0/100 ($5.00) and upon written notice being given sixty (60) days in advance to the Lessor through the Crow Tribal Government and the Secretary. This Coal Lease shall continue in full force and effect as to the lands not so surrendered. If this Coal Lease or any assignment thereof has been recorded, the Lessee or assignee shall file a recorded release and provide notice to the Superintendent of termination of this or any portion of this Coal Lease.
ARTICLE 25 RELINQUISHMENT OF SUPERVISION BY SECRETARY OF INTERIOR
Should the Secretary of Interior, at any time during the term of this instrument, relinquish supervision as to all or part of the acreage covered, the relinquishment shall not bind Lessee until the Secretary has given Lessee thirty (30) days written notice. Until these requirements are fulfilled, Lessee shall continue to make all royalty and rental payments due under this Coal Lease.

After notice of relinquishment has been received by Lessee, this Coal Lease shall be subject to the following further conditions:
25.1 All rentals and royalties accruing shall be paid directly to Lessor or its successors in title; and
25.2 If, at the time supervision is relinquished by the Secretary as to all lands under this Coal Lease, Lessee has made all payments due and has fully performed all obligations on its part to be performed up to the time of the relinquishment, any bond given to the Secretary to secure performance of the Coal Lease shall be released to Lessee.
ARTICLE 26 INSURANCE, SOCIAL SECURITY, AND TAXES
Lessee agrees to carry such insurance covering all persons working in, on, or in connection with the Leased Premises for the Lessee as will fully comply with the provisions of the statutes of the state of Montana covering worker’s compensation and occupational disease, as are now in force or as may be amended. Further, the Lessee agrees to comply with all the terms and provisions of all applicable laws of the state of Montana and of the United States of America as now exist or as may be amended, pertaining to Social Security, unemployment compensation, wages, hours and conditions of labor; and to indemnify and hold the Lessor and the United States harmless from payment of any damages occasioned by the Lessee’s failure to comply with these laws.
ARTICLE 27 HEIRS AND SUCCESSORS IN INTEREST
Lessor and Lessee agree each obligation under this Coal Lease shall extend to and be binding on, and every benefit shall inure to, the heirs, executors, administrators, successors of, or assigns of the parties to this Coal Lease.
ARTICLE 28 GOVERNMENT EMPLOYEES NOT TO ACQUIRE LEASE
No lease, its assignment, or interest in the same will be approved to any employee or employees of the United States Government, whether connected with the Bureau of Indian Affairs or otherwise. No employee of the United States Department of the Interior shall be permitted to acquire any interest in the leases by ownership of stock in corporations having leases or in any other manner.
ARTICLE 29 DEFAULT
Any defaults hereunder by either party shall be handled in accord with Section 23 of the Exploration Agreement.

ARTICLE 30 PRESERVATION OF ANTIQUITIES
Lessee shall obtain necessary archeological clearances in accordance with the Antiquities Act of 1906, the Archaeological Resources Protection Act of 1979, and other applicable laws before the start of any mining. When directed by the Lessor or the Secretary, Lessee shall obtain, at its own expense, a qualified archaeologist to examine and, if necessary, excavate or gather any ruins or other objects of historical or cultural significance located on the Leased Premises. Such actions will be conducted after consultation with Lessor, the Bureau of Indian Affairs, and the Advisory Council on Historic Preservation. Any objects that are excavated or gathered shall be turned over to the Lessor or the appropriate federal agency.
ARTICLE 31 FORCE MAJEURE
If, because of Force Majeure, the Lessee is reasonably prevented from performing any of its obligations under this Coal Lease or satisfying any of the conditions of this Coal Lease, including those obligations and conditions, which if unfulfilled, may limit the term of the Coal Lease, then such obligations and conditions shall be reduced, and any time or date (including those on the term of this Coal Lease if production of coal in paying quantities is interrupted by such Force Majeure), shall be extended or reduced to the extent the Lessee is so prevented. As used herein, “Force Majeure” shall have the meaning provided at Section 11 of the Exploration Agreement and the mitigation and notification procedures provided therein shall apply.
ARTICLE 32 ARBITRATION
Except as otherwise provided herein, any disputes arising under this Coal Lease or the Exploration Agreement, and any claims of breach, default, invalidity, or termination, or application or interpretation hereunder, and any other disputes arising hereunder, shall be settled by binding arbitration. The arbitration provisions of Section 26 of the Exploration Agreement shall apply.
ARTICLE 33 LIMITED WAIVER OF SOVEREIGN IMMUNITY
The Crow Tribe specifically and unequivocally waives its sovereign immunity from suit and hereby consents to being named as a party in any litigation between Westmoreland, an Operating Subsidiary and the Crow Tribe involving the construction, execution, interpretation, validity, enforcement, performance, or any disputes arising under this Coal Lease and the Exploration Agreement, including any dispute concerning the rights, responsibilities, and obligations of the parties hereto relating to the mining of Crow Coal under this Coal Lease and the Exploration Agreement. It is agreed that this waiver of sovereign immunity is limited and extends only to Westmoreland and an Operating Subsidiary and to no other parties, and that the waiver is further limited to only those matters referenced in this provision.
This waiver shall be effective such that both parties shall comply with the binding arbitration provisions of the Exploration Agreement and Coal Lease and either party may have recourse to federal court to fully enforce the parties’ agreement to arbitrate and the arbitration result pursuant to the Federal Arbitration Act found at 9 U.S.C. § 1, et seq.

This waiver of sovereign immunity is based upon the Crow Tribe’s opinion, belief and considered finding that the assertion of the Crow Tribe’s sovereign immunity in any dispute involving Westmoreland concerning this Exploration Agreement or the Coal Lease would be inappropriate. The parties expressly recognize this waiver shall not extend to or apply to any claim which might be brought against the Crow Tribe for punitive damages. Further, the parties expressly recognize this waiver shall not permit or authorize the sale or transfer of any property held by the United States in trust for the Crow Tribe. Except for an award of costs and attorneys’ fees of or for any arbitration proceedings, the Crow Tribe’s monetary liability resulting from any dispute arising under the referenced agreements and the waiver of sovereign immunity herein is limited to an award against the Tribe of offsets or withholding of future royalties and taxes otherwise payable by Westmoreland to the Crow Tribe, and/or injunctive relief providing for enforcement of Westmoreland’s right to explore, lease, and mine according to the referenced agreements.
A true and correct copy of Crow Tribal Legislative Act No. CLB 0402, enacted February 10, 2004, and approved February 12, 2004, approving this limited waiver of sovereign immunity as to matters arising in conjunction with this Exploration Agreement and Coal Lease, is attached hereto as Exhibit “D.”
ARTICLE 34 OBLIGATIONS
While the Leased Premises are in trust or restricted status, all of the Lessee’s obligations under this Coal Lease and the obligations of its sureties are to the United States as well as to the owners of the Leased Premises.
ARTICLE 35 MISCELLANEOUS
35.1 Notices. Unless otherwise specified, all notices, requests, statements, and other information shall be in writing and delivered to or sent by registered or certified mail, with return receipt requested, postage prepaid, to the address of the party as set out below, and shall be effective upon receipt.
If to Lessor:
Chairperson
Crow Tribal Council
Crow Agency, Montana 59022
and
Crow Tribe Legal Department
P.O. Box 340
Crow Agency, MT 59022

If to Lessee:
President
Westmoreland Resources, Inc.
P.O. Box 449
Hardin, MT 59034
and
General Counsel
Westmoreland Coal Company
2 North Cascade Avenue, Third Floor
Colorado Springs, CO 80903-1614
If to Regional Director:
Regional Director
Billings Area Office
Bureau of Indian Affairs
316 North 26th Street
Billings, Montana 59101
And if to the Superintendent:
Superintendent
Bureau of Indian Affairs
Crow Indian Agency
P.O. Box 69
Crow Agency, Montana 59022
or to such other address or individual as the Lessor or Lessee may otherwise specify.
35.2 Applicable Law. This Coal Lease shall be construed in accordance with the laws of the state of Montana. It is the intention of the parties that this provision shall relate only to matters of contract construction, and that such provision shall in no way be construed to authorize the imposition of Montana regulatory law relative to Mining Activities undertaken by Lessee within the exterior boundaries of the Crow Reservation.
35.3 Headings. The captions of Articles and underlying provisions are for convenience of reference and are not to be considered a part of the text or to be used to interpret any provision of this Coal Lease.
35.4 Invalidity. If any court shall hold any part of this Coal Lease to be invalid, such holding shall not invalidate any other part of this Coal Lease.

35.5 Other Tribal Coal Leases. In the event Lessor enters into a coal lease or other coal development lease with someone other than Lessee on lands in the vicinity of the Mining Areas identified herein, Lessee agrees that it will not unreasonably interfere with the operations of such lessee. Lessor agrees that if it should enter into a coal lease or other coal development lease on lands in the vicinity of the Mining Areas identified herein, Lessor shall provide in such lease or other lease that the lessee thereunder shall conduct its operations so as not to unreasonably interfere with Lessee’s Mining Activities.
35.6 Interest. All royalties, taxes, rentals, and any other sums payable under this Coal Lease which are not paid when due shall thereafter bear simple interest, from the date due until paid, at the fixed rate of prime plus two percent (2%), with the rate fixed according to the prime rate of interest in effect on the due date of the payment.
ARTICLE 36 TRIBAL EMPLOYMENT
Lessee shall give a priority right of employment to members of the Crow Tribe for all positions for which they are qualified and available and shall pay the prevailing wage rates for similar services in the area. Upon initial hiring and whenever thereafter a job opening occurs, Lessee, its contractors or subcontractors, shall give notice of such opening to the Crow Tribe stating the time and place where job applications will be accepted. Except in cases of emergency, no nonmember of the Tribe shall be hired for any job until at least forty-eight (48) hours (not including Saturdays and Sundays) following the delivery of such notice to the Crow Tribe. In order to supplement and reinforce the above employment standards, which have governed Westmoreland’s Tribal employment obligations since the inception of the Tract III Lease, Lessee agrees to use reasonable good faith efforts to:
a.
Expand Tribal employment when job openings occur for which there are qualified and available Tribal members in supervisory, management, and staff positions within WRI and its mining contractor, and provide training and promotional opportunities to qualified Crow Tribal members at least equal to those opportunities provided to other members of WRI’s and its contractor’s professional staffs;

b.
Expand employment of Crow Tribal members by subcontractors when job openings occur for which there are qualified and available Tribal members and periodically provide advance planning notice of typical anticipated subcontracting needs (including emergency services) to the Tribe’s TERO office;

c.
Encourage the purchase of materials and services by WRI and its mining contractor from Crow-owned businesses when qualified and competitive, and periodically provide advance planning notice of typical anticipated purchasing needs to the Tribe’s TERO office.

Lessee further agrees to follow the foregoing Tribal employment provisions on the Tract III Lease effective immediately upon the parties’ execution of the Exploration Agreement.

The terms of this paragraph may be amended by subsequent agreement of the parties to this Lease. Compliance with this provision shall be deemed full compliance with any Crow Tribal law or regulation related to employment of Tribal members, except that Lessee take no position with respect to Tribal regulation of union membership or dues requirements for Tribal members working on the Reservation.
ARTICLE 37 SALE OF COAL WITHIN FIFTY MILES
Lessee will not sell coal mined from the Leased Premises for use in a coal conversion or mine-mouth generating facility to be located on the Crow Indian Reservation or within fifty (50) miles of the exterior boundaries of the diminished Crow Indian Reservation without first receiving approval of such sale from the Lessor.
ARTICLE 38 THE MINE-MOUTH GENERATING FACILITY
It is the intention of Westmoreland and the Crow Tribe to continue exploring the possibility and feasibility, on mutually agreeable terms, of constructing and operating a coal-fired generating facility on or near the Crow Indian Reservation using coal mined by Westmoreland from the Mining Area and/or the Tract III lease area. The terms of this Lease are not intended to apply to Crow coal produced to supply such a facility. Without affecting the terms of this Lease, the Crow Tribe reserves the right and authority to grant tax and royalty concessions of any type for any Crow coal produced to supply a coal conversion or electric generating facility in which the Crow Tribe or other Tribally-owned entity has an equity interest.
ARTICLE 39 USE OF FACILITIES AREA
In addition to the Leased Premises, Lessee shall use the area lying north of the Leased Premises and currently within the boundaries of the Tract III Lease existing between the Lessor and Lessee dated November 26, 1974, for location of mining facilities. The Facilities Area shall be used for any hauling, processing, storing, weighing, loading, and any other Mining Activities related to the production of Coal.
To provide for the use of said area, and notwithstanding any other agreements between the parties, Lessor and Lessee agree that any obligations Lessee may have under that agreement entitled “Land Purchase Option Agreement” dated November 26, 1974, to offer to sell any lands to the Crow Tribe shall abate and be suspended until the completion of any and all mining or reclamation activities in connection with or occurring pursuant to this Coal Lease.
ARTICLE 40 WAIVER
No failure by either party to insist upon the strict performance of the terms of conditions of this Coal Lease or to exercise any right or remedy consequent upon the breach thereof, or to complain of any act or omission by the other party and no acceptance of full or partial payments during the continuance of such breach constitutes a waiver of any terms or conditions of this Coal Lease to be performed or observed by the parties.

ARTICLE 41 MEMORANDUM OF LEASE
Lessor or Lessee intend to execute a Memorandum of Lease for purposes of recordation in the county wherein the Leased Premises are located. In the event of any inconsistency between the Memorandum of Lease and the terms hereof, the terms hereof shall govern.
ARTICLE 42 APPROVAL BY SECRETARY
The parties’ obligations hereunder are contingent upon the approval of this Coal Lease by the Secretary which shall occur pursuant to Section 21 of the Exploration Agreement. Approval of this Coal Lease by the Secretary constitutes approval of the exhibits attached hereto and all other agreements or exhibits incorporated herein. Further, by the approval of this Coal Lease, it is the finding of the Secretary that this Coal Lease and the attached exhibits are in the best interest of the Crow Tribe, and any regulations that are, in any way, inconsistent with the rights granted herein, are waived. The Secretary’s approval of this Lease is expressly limited by Section 21.6 of the Exploration Agreement.

IN WITNESS WHEREOF, the parties have executed this Coal Lease Agreement on the day and year first mentioned.

CROW TRIBE OF INDIANS
/s/ Carl E. Venne
Chairperson

WESTMORELAND RESOURCES, INC.
/s/ Thomas L. Rossetto
President & Chief Executive Officer

APPROVED:

/s/ Edward Parisian ~~Secretary of Interior~~ Regional Director	Nov. 10, 2008
Pursuant to the provisions of PL 97-382, 96 Stat. 1938, 25 USC 2102
209 DM 8, 230 DM 1, and to the Rocky Mountain Regional Director by # IAM 4 (Release No. 00-03)

ACKNOWLEDGEMENT OF CROW TRIBE OF INDIANS

State of Montana	)
	:	ss
County of Big Horn	)
On this 13 day of February, 2004, before me, the undersigned, a Notary Public for the State of Montana, personally appeared, Carl E. Venne, known to me to be the persons that executed the within instrument and acknowledged to me that they executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

/s/ William A. Forsythe
William A. Forsythe
Print or Type Name Notary Public for the State of Montana Residing at Billings, Montana My Commission expires: 09/29/06 MM/DD/YY
ACKNOWLEDGEMENT OF WESTMORELAND RESOURCES, INC.

State of Montana	)
	:	ss
County of Big Horn	)
On this 13 day of February, 2004, before me, the undersigned, a Notary Public for the State of Montana, personally appeared, Thomas L. Rossetto, known to me to be the persons that executed the within instrument and acknowledged to me that they executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

/s/ William A. Forsythe
William A. Forsythe
Print or Type Name Notary Public for the State of Montana Residing at Billings, Montana My Commission expires: 09/29/06 MM/DD/YY